Exhibit 1

FOR IMMEDIATE RELEASE

For more information contact:

CNH Investor Relations                                         +1 (630) 887-3745

CNH Full Year 2012 Net Sales of $19.4 Billion, Net Income Before
Restructuring and Exceptional Items Up 28%

•	Full year Net Sales of $19.4 billion +8% (+12% constant currency basis)

•	Agricultural equipment net sales of $15.7 billion +10% (+15% constant currency basis)

•	Construction equipment net sales of $3.8 billion -3% (+2% constant currency basis)

•	Full year Equipment Operations’ Operating Profit of $1.7 billion, at a margin of 8.6% for the period

•	Full year diluted EPS (before restructuring and exceptional items) attributable to CNH common shareholders at $4.83 per share, compared to $3.82 per share in 2011

•	Special Dividend of $10 per common share paid on December 28, 2012 in connection to the combination transaction between CNH Global N.V. and Fiat Industrial S.p.A.

	Quarter Ended		Change	Year Ended		Change
	12/31/2012	12/31/2011		12/31/2012	12/31/2011
	(US $ in millions, except per share data and percentages)
Net Sales of Equipment	$4,929	$4,768	3%	$19,427	$18,059	8%
Equipment Operations Operating Profit	$280	$238	18%	$1,674	$1,465	14%

Equipment Operations Operating Margin	5.7%	5.0%	0.7 pts	8.6%	8.1%	0.5 pts

Financial Services Net Income	$79	$66	20%	$301	$225	34%
Net Income Attributable to CNH	$195	$193	1%	$1,142	$939	22%
Net Income Before Restructuring and Exceptional Items	$230	$189	22%	$1,179	$918	28%
Diluted EPS Before Restructuring and Exceptional Items	$0.92	$0.79	16%	$4.83	$3.82	26%

BURR RIDGE, IL — (January 31, 2013) — CNH Global N.V. (NYSE: CNH) today announced financial results for the quarter and year ended December 31, 2012. Net sales for the year increased 8% (12% on a constant currency basis) to $19.4 billion as solid global demand for agricultural equipment more than offset the negative effects of the more difficult trading conditions in the construction equipment segment and foreign currency translation. Equipment Operations posted an operating profit of $1.7 billion, or 8.6% of net sales for the year, as increased volumes and positive net pricing in both segments compensated for increased SG&A expenditures and R&D expense (+24%), primarily related to significant investments in new products and Tier 4 engine emissions compliance programs.

Equipment net sales in 2012 were 81% agricultural equipment and 19% construction equipment. The geographic distribution of net sales in the year was 44% North America, 31% EAME & CIS, 15% Latin America, and 10% APAC markets.

Equipment Operations generated $979 million in cash flow from operations for the full year, down $118 million or 11% from 2011, as the increased net working capital needed to support increased business activity more than offset improved net sales and operating performance. Full year capital expenditures totaled $556 million, a 36% increase from 2011, largely as a result of investments in new manufacturing sites and product launches in both the agricultural and construction equipment segments. Capital expenditures on new product development (inclusive of interim and final Tier 4 emission compliant equipment) and production capacity represented 61% of the total CAPEX spent during the year.

CNH’s Equipment Operations ended the period with a net cash position of $3.0 billion. The Group’s 29% effective tax rate for 2012 is lower than its full year 2012 forecast effective tax rate of 32% to 35% as a result of certain favorable tax items during the fourth quarter. For 2013, the CNH Group forecasts a full year effective tax rate of 31% to 34%.

Full year net income, before restructuring and exceptional items, was $1.2 billion, an increase of 28%, driven by continued solid market conditions in the agricultural sector, satisfactory industrial performance, and improved results by the Group’s financial services business, offsetting the increased costs of research and development and the negative currency translation in the period. This resulted in the Group generating diluted earnings per share of $4.83 (before restructuring and exceptional items), up 26% compared to $3.82 per share for the full year 2011.

On December 26, 2012, CNH, as a result of an ongoing strategic review of its construction equipment business, announced it is moving into the next phase of its business relationship with Kobelco Construction Machinery Co., Ltd. Effective January 1, 2013, the non-exclusive licensing and supply agreements will allow CNH to pursue a global strategy leveraging the industry-leading technologies and resources available to it as part of the Fiat Industrial Group. The new business relationship includes the unwinding of all the joint ventures between the parties, which resulted in CNH recording an exceptional non-cash charge of $35 million during the period.

2013 Full Year Market Outlook

•	Agricultural equipment unit volume is expected to be flat to up 5%

•	Construction equipment unit volume is expected to be flat to up 5%

CNH Announces Its Guidance For The Full Year 2013

•	Revenues up ~5%

•	Operating Margin between 8.5% and 9.0%

SEGMENT RESULTS

Agricultural Equipment

	Quarter Ended		Change	Year Ended		Change
	12/31/2012	12/31/2011		12/31/2012	12/31/2011
	(US $ in millions, except percentages)
Net Sales of Equipment	$4,014	$3,695	9%	$15,657	$14,183	10%
Gross Profit	$803	$685	17%	$3,359	$2,904	16%
Gross Margin	20.0%	18.5%	1.5 pts	21.5%	20.5%	1 pts
Operating Profit	$322	$241	34%	$1,680	$1,410	19%
Operating Margin	8.0%	6.5%	1.5 pts	10.7%	9.9%	0.8 pts

CNH Agricultural Equipment Full Year Results

CNH’s full year net sales of agricultural equipment increased 15% on a constant currency basis (10% on a reported basis) driven by increased volume, positive net pricing, and favorable product mix. All of the Group’s geographic regions reported increased revenue on a constant currency basis. Operating profit increased by $270 million to $1.7 billion at an operating margin of 10.7%, up 80 basis points compared to 2011.

Worldwide agricultural equipment market share performance was in line with the market for both tractors and combines.

CNH worldwide production of agricultural equipment trailed retail sales in the fourth quarter, resulting in a strong cash generation from working capital in the quarter, as the Group implemented the scheduled production slowdown to reduce company and dealer inventory to year-end desired levels.

During 2012, Case IH Agriculture continued its introduction of Efficient Power Tier 4A/Stage IIIB emission compliant equipment in Europe and North America with the launch of Maxxum and Steyr Profi ecotech tractors, 30 and 40 Series Titan floaters, 920 and 930 Nutri-Placer applicators, the 950 Nutri-Tiller strip-till system, six new models of Axial-Flow combines and the new narrow track 4WD Steiger Rowtrac. The new 30 Series Efficient Power Axial Flow combines were introduced in Australia, China, Russia and Ukraine. The Module Express 635 cotton pickers, the Axial-Flow 7120 and 8120 combine models and, through a strategic alliance with Semeato, an expanded no-till planter offering were introduced in the Brazilian market.

Case IH’s Axial-Flow 9230 combine harvester was awarded the PUCHAR, or “highest honor” award by the Polish Ministry of Agriculture and Rural Development at AGROTECH 2012 for offering the newest rotor threshing solution for multiple operating conditions in the industry and the Puma 145 tractor, with Efficient Power, was awarded “HIT of the Fair” at the XIII Mazowieckie Dni Rolnictwa (Mazovian Agricultural Days) exhibition in Poland. In Brazil, Revista Rural magazine honored the Case IH sugar cane harvester with the “Top of Mind” award. As announced in November 2012, the American Society of Agricultural and Biological Engineers (ASABE) recognized Case IH for innovation with the 2013 AE50 awards, specifically for the new 2013 Axial-Flow combine cab, the pivoting grain spout on the Axial-Flow combine, the Nutri-Placer 920 and the Precision Disk 500 air disk drill.

During 2012, New Holland Agriculture introduced the new BigBaler range, with up to 20% increased capacity and up to 5% denser bales, in Europe, Australia and North America. New Holland Agriculture leveraged the newly signed agreements with Semeato and Orkel, launching the new SOLTT planting equipment in Brazil and the Roll Baler, the new series of professional fixed chamber roll balers, in Europe. In Brazil, New Holland Agriculture completed the introduction of the CR5080, CR6080SL and CR9080 Twin Rotor combines with models from class 5 to class 9 and launched the T9 4WD and T7 tractors. In Europe, New Holland Agriculture introduced new FR forage harvesters, including two Tier 4A/Stage IIIB models from 450 to 824 hp and several new tractors including the ground care Boomer Compact 3000 range, upgraded with the EasyDrive continuously variable transmission, the compact T3F, dedicated to small and mid-sized orchard and viticulture operators, the TI3 and TI4 equal sized wheel tractors, designed for hay-making operations and field maintenance, and new additions to the Tier 4A/Stage IIIB T5 range, now also available with the 4 step powershift Electro Command transmission. In North America, New Holland Agriculture launched the Tier 4A/Stage IIIB compliant T6 tractors, the new MegaCutter tractor mounted disc mower-conditioners, the new ProRotor rotary rakes and the new 840CD rigid draper head specifically designed to match the CR series Twin Rotor and the CX8000 super-conventional combines, which provide uniform crop flow up to 45-foot cutting widths. New Holland Agriculture launched the new fuel efficient TD5 tractor series in South Africa and Far East markets. In addition, New Holland Agriculture introduced the TT Compact tractor series, with fuel-efficient engines from 35 to 47 hp, in key African markets including South Africa, Morocco and Tunisia. In the Far East, New Holland Agriculture also launched the new TS6 tractor series, featuring four models ranging from 110 to 139 hp. In China, New Holland Agriculture displayed its Braud 9080L, the first grape harvester ever to be presented in the country.

In Europe, New Holland Agriculture won a FIMA outstanding innovation award for the SynchroKnife central header drive and four technical innovation awards for the Intelligent Trailer Braking system, the Smart Key technology, the Braud 9090X olive harvester and the Steering-O-Matic Plus system for the TK4000 range of crawler tractors. In Brazil, the ISOBUS communication system between tractor and the SOLTT planter received the top prize in the Innovation Category at Expointer, the largest fair in Southern Brazil. Also in North America, New Holland Agriculture won six 2013 AE50 awards for Engineering Innovation for the 840CD rigid draper head, the Advanced Operator Control System for H8000 Series Speedrower self-propelled windrowers, the BigBaler Series, the IntelliFill System for FR Series forage harvesters, the ABS SuperSteer anti-lock braking system for T7 Series tractors, and the homologation option for T9 Series tractors granting free road circulation in the EU. In Europe, the new BigBaler series was recognized with the SIMA Silver Innovation Medal and the T4060F tractor with the 2013 Best of Specialized tractor award.

Construction Equipment

	Quarter Ended		Change	Year Ended		Change
	12/31/2012	12/31/2011		12/31/2012	12/31/2011
	(US $ in millions, except percentages)
Net Sales of Equipment	$915	$1,073	-15%	$3,770	$3,876	-3%
Gross Profit	$102	$132	-23%	$502	$529	-5%
Gross Margin	11.1%	12.3%	-1.2 pts	13.3%	13.6%	-0.3 pts
Operating Profit	$(42)	$(3)	N/A	$(6)	$55	N/A
Operating Margin	(4.6)%	(0.3)%	-4.3 pts	(0.2)%	1.4%	-1.6 pts

CNH Construction Equipment Full Year Results

CNH’s construction equipment full year 2012 net sales increased 2% on a constant currency basis (-3% on a reported basis) as modest industry recovery in North America and Eastern Europe did not offset the continued demand slowdown in the other geographic regions. In response to the demand downturn, finished goods production in the fourth quarter was curtailed (21% vs. retail) to reduce company and dealer inventory levels to the prevailing market conditions which contributed to the $6 million operating loss for the year.

CNH’s worldwide construction equipment market share was in line with the market, with gains in Latin America.

CNH’s worldwide production of construction equipment was 21% below retail sales during the quarter, as the Group continued to balance inventory levels, as anticipated during the year, in line with the forecasted worldwide demand levels in 2013.

During 2012, Case Construction continued its product rejuvenation plan introducing, in North America, new Tier 4A/Stage IIIB compliant tractor loader backhoe models, the new CX210C and CX470C crawler excavator, the 621F wheel loader, the H Series rough-terrain forklift and 570N XT tractor loader and the 885B motor grader. In Europe, Case Construction launched the new wheel loader models 1121F and 1021F, new crawler excavator models CX210C and CX235C and the new WX 8 wheeled excavators series equipped with three-pump hydraulic system. The new 521F and 621F wheel loaders with Tier 3 engines were introduced in Africa, the Middle East, the CIS and Central Asia. In Russia, Case Construction presented its range of Tier 3 compliant SR and SV skid steer and TR compact track loaders, while in India the brand launched the SR130 and SR150 models.

In North America, Construction Equipment magazine recognized the Case motor grader B Series among the Top 100 products for 2012, while Better Roads magazine elected the Case 621F wheel loader as one of the Top 25 products in 2012, due to its fuel efficiency and increased productivity.

During 2012, New Holland Construction launched, in Europe, the LM625 telescopic handler, the W270 and W300 wheel loaders, new C series crawler excavator including short-radius model and the new wheeled excavator B Series PRO, all Tier 4A/Stage IIIB emission compliant. The new Tier 4A/Stage IIIB compliant B95C and B110C loader backhoe tractors were introduced in North America at the World of Concrete show in Las Vegas, Nevada. New Holland Construction continued to focus on emerging markets, introducing the new C series crawler excavator and wheel loader with Tier 3 engines to key markets in Africa, the Middle East, the CIS and Central Asia. In Latin America, New Holland Construction launched the new LM1445 and LM1745 telehandlers, extending the lift-height range to 17 meters, and the new E55B compact excavator. New Holland Construction now offers one of the most complete compact product lines in Latin America.

Financial Services

	Quarter Ended			Year Ended
	12/31/2012	12/31/2011	Change	12/31/2012	12/31/2011	Change
	(US $ in millions, except percentages)
Net Income	$79	$66	20%	$301	$225	34%
On-Book Asset Portfolio	$16,539	$14,636	13%	$16,539	$14,636	13%
Managed Asset Portfolio	$18,884	$17,089	11%	$18,884	$17,089	11%

CNH Financial Services Full Year Results

Full year net income attributable to Financial Services increased 34% to $301 million compared with $225 million in 2011. Increased results were primarily due to a higher average portfolio, lower general and administrative expenses and a lower provision for credit losses, partially offset by narrower financial margins.

At December 31, 2012, delinquent receivables greater than 30 days past due were 1.2% of the total managed receivables, down from 2.0% at December 31, 2011.

CNH Capital LLC

The following is disclosed on behalf of CNH’s North American financial services subsidiary, CNH Capital LLC and its consolidated subsidiaries (“CNH Capital”).

	Quarter Ended			Year Ended
	12/31/2012	12/31/2011	Change	12/31/2012	12/31/2011	Change
	(US $ in millions, except percentages)
Net Income	$44	$44	0%	$212	$200	6%
On-Book Asset Portfolio	$11,609	$10,141	14%	$11,609	$10,141	14%
Managed Asset Portfolio	$11,656	$10,249	14%	$11,656	$10,249	14%

CNH Capital LLC Full Year Results

Full year net income attributable to CNH Capital was up 6% primarily due to a higher average portfolio, partially offset by narrower financial margins and a higher provision for credit losses.

At December 31, 2012, delinquent receivables greater than 30 days past due were 0.5% of the total managed receivables, down from 0.8% at December 31, 2011.

Unconsolidated Equipment Operations Subsidiaries

Full year results for the Group’s unconsolidated Equipment Operations subsidiaries were $91 million, down $13 million from the full year 2011 results.

Combination Transaction Proposal From Fiat Industrial

On November 25, 2012, the unconflicted members of CNH’s board of directors met and unanimously determined to recommend the CNH Board of Directors (acting through its unconflicted members) to approve the revised offer presented by Fiat Industrial S.p.A. on November 19, 2012 (the “Final Fiat Industrial Proposal”). Also on November 25, 2012, the CNH Board of Directors (acting through its unconflicted members) unanimously approved (1) the Final Fiat Industrial Proposal, (2) that CNH enter into the definitive merger agreement (the “Merger Agreement”), (3) the amendment of the company’s Articles of Association (as contemplated in the Merger Agreement), and (4) the payment of a special dividend in the amount of $10 per common share.

On December 17, 2012, at an extraordinary meeting of shareholders, CNH shareholders approved the amendment of the company’s Articles of Association and the payment of a special dividend in the amount of $10 per common share. The special dividend was paid on December 28, 2012, to the holders of CNH common shares (but not to the holders of common shares B, the sole owner of which is Fiat Netherlands Holding N.V., which is a wholly-owned subsidiary of Fiat Industrial S.p.A.).

Equipment Operations Cash Flow and Net Debt

	Year to Date
	12/31/2012	12/31/2011
	(US $ in millions)
Net Income	$1,133	$924
Depreciation & Amortization	331	311
Cash Change in Working Capital*	(329)	(189)
Other	(156)	51

Net Cash Provided by Operating Activities	979	1,097
Net Cash (Used) by Investing Activities**	(598)	(489)
All Other	(92)	(72)

Increase in Net (Cash)	$289	$536

Net (Cash)	$(3,020)	$(2,731)

*	Net cash change in receivables, inventories and payables including inter-segment receivables and payables.
**	Excluding Net (Deposits In)/Withdrawals from Fiat Industrial Cash Management Systems, as they are a part of Net (Cash).

ABOUT CNH

CNH Global N.V. is a world leader in the agricultural and construction equipment businesses. Supported by approximately 11,300 dealers in approximately 170 countries, CNH brings together the knowledge and heritage of its Case and New Holland brand families with the strength and resources of its worldwide commercial, industrial, product support and finance organizations. CNH Global N.V., whose stock is listed on the New York Stock Exchange (NYSE:CNH), is a majority-owned subsidiary of Fiat Industrial S.p.A. (FI.MI). More information about CNH and its Case and New Holland products can be found online at www.cnh.com.

CNH CONFERENCE CALL AND WEBCAST

CNH management will hold a conference call on January 31, 2013, to review full year and fourth quarter 2012 results. The conference call webcast will begin at 7:00 a.m. U.S. Central Time (8:00 a.m. U.S. Eastern Time). This call can be accessed through the investor information section of the company’s website at www.cnh.com and will be transmitted by CCBN.

NON-GAAP MEASURES

CNH utilizes various figures that are “Non-GAAP Financial Measures” as this term is defined under Regulation G, as promulgated by the SEC. In accordance with Regulation G, CNH has detailed either the computation of these measures from multiple U.S. GAAP figures or reconciled these non-GAAP financial measures to the most relevant U.S. GAAP equivalent in the accompanying tables to this press release. Some of these measures do not have standardized meanings and investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. CNH’s management believes these non-GAAP measures provide useful supplementary information to investors in order that they may evaluate CNH’s financial performance using the same measures used by our management. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with U.S. GAAP.

CNH defines “Equipment Operations Gross Profit” as net sales of equipment less costs classified as cost of goods sold. CNH defines “Equipment Operations Operating Profit” as gross profit less costs classified as selling, general and administrative and research and development costs. CNH defines “Equipment Operations Gross Margin” as gross profit as a percent of net sales of equipment. CNH defines “Equipment Operations Operating Margin” as operating profit as a percent of net sales of equipment. “Net Debt (Cash)” is defined as total debt (including intersegment debt) less cash and cash equivalents, deposits in Fiat Industrial affiliates cash management pool and intersegment notes receivable. CNH defines “Net income (loss) and diluted EPS before restructuring and exceptional items” as Net income (loss) attributable to CNH, less restructuring charges and exceptional items, after tax. Equipment Operations “working capital” is defined as accounts and notes receivable and other-net, excluding intersegment notes receivables, plus inventories less accounts payable. The U.S. dollar computation of cash generated from working capital, as defined, is impacted by the effect of foreign currency translation and other non-cash transactions. CNH defines the “change in net sales on a constant currency basis” as the difference between prior year actual net sales and current year net sales translated at prior year average exchange rates. Elimination of the currency translation effect provides constant comparisons without the distortion of currency rate fluctuations.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our competitive strengths, business strategy, future financial position, operating results, budgets, projected costs and plans and objectives of management, are forward-looking statements. These statements may include terminology such as “may,” “will,” “expect,” “could,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “outlook,” “continue,” “remain,” “on track,” “goal,” or similar terminology.

Our outlook is largely based on our interpretation of what we consider to be relevant economic assumptions and involves risks and uncertainties that could cause actual results to differ (possibly materially) from such forward-looking statements. Macro-economic factors including monetary policy, interest rates, currency exchange rates, inflation, deflation, credit availability and the intervention by governments and non-governmental organizations in an attempt to influence such factors can have a material impact on our customers and the demand for our goods. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to, among other things, credit availability, interest rates and government spending. Some of the other significant factors that may affect our results include general economic and capital market conditions, the cyclical nature of our businesses, customer buying patterns and preferences, the impact of changes in geographical sales mix and product sales mix, foreign currency exchange rate movements, our hedging practices, investment returns, our and our customers’ access to credit, restrictive covenants in our debt agreements, actions by rating agencies concerning the ratings on our debt and asset-backed securities and the credit ratings of Fiat Industrial, risks related to our relationship with Fiat Industrial, the effect of the demerger transaction consummated by Fiat pursuant to which CNH was separated from Fiat’s automotive business and became a subsidiary of Fiat Industrial, our ability to consummate the pending business combination transaction with Fiat Industrial and to realize the anticipated benefits of such transaction, political uncertainty and civil unrest or war in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including those related to tax, healthcare, retiree benefits, government subsidies, engine emissions, and international trade regulations), the results of legal proceedings, technological difficulties, results of our research and development activities, changes in environmental laws, employee and labor relations, pension and health care costs, relations with and the financial strength of dealers, the cost and availability of supplies, raw material costs and availability, energy prices, real estate values, animal diseases, crop pests, harvest yields, government farm programs, consumer confidence, housing starts and construction activity, concerns related to modified organisms and fuel and fertilizer costs, and the growth of non-food uses for some crops (including ethanol and biodiesel production). Additionally, our achievement of the anticipated benefits of our margin improvement initiatives depends upon, among other things, industry volumes as well as our ability to effectively rationalize our operations and to execute our brand strategy. Further information concerning factors that could significantly affect expected results is included in our annual report on Form 20-F for the year ended December 31, 2011.

Furthermore, in light of ongoing difficult macroeconomic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast our results and any estimates or forecasts of particular periods that we provide are uncertain. We can give no assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements.

CNH GLOBAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND SUPPLEMENTAL INFORMATION

For the Three Months Ended December 31, 2012 and 2011

(Unaudited)

	Consolidated		Equipment Operations		Financial Services
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011	2012	2011
	(in millions, except per share data)
Revenues:
Net sales	$4,929	$4,768	$4,929	$4,768	$-	$-
Finance and interest income	258	273	39	39	327	342

	5,187	5,041	4,968	4,807	327	342

Costs and Expenses:
Cost of goods sold	4,024	3,951	4,024	3,951	-	-
Selling, general and administrative	524	503	444	425	80	78
Research, development and engineering	181	154	181	154	-	-
Interest expense	154	193	81	96	108	133
Interest compensation to Financial Services	-	-	73	72	-	-
Other, net	119	67	83	40	36	27

Total	5,002	4,868	4,886	4,738	224	238

Income before income taxes and equity in income of unconsolidated subsidiaries and affiliates	185	173	82	69	103	104
Income tax provision	26	11	(1)	(29)	27	40

Equity in income of unconsolidated subsidiaries and affiliates:
Financial Services	3	2	79	66	3	2
Equipment Operations	26	25	26	25	-	-

Net income	188	189	188	189	79	66
Net loss attributable to noncontrolling interests	(7)	(4)	(7)	(4)	-	-

Net income attributable to CNH Global N.V.	$195	$193	$195	$193	$79	$66

Weighted average shares outstanding - Basic:
Common Shares	30	240

Class B Common Shares	212	-

Weighted average shares outstanding - Diluted:
Common Shares	31	241

Class B Common Shares	212	-

Basic and diluted earnings per share (“EPS”) attributable to Common Shares and Class B Common Shares:
Basic EPS	$0.78	$0.81

Diluted EPS	$0.78	$0.80

Cash dividends per share
Common Shares	$10.00	$-

Class B Common Shares	$-	$-

These Condensed Consolidated Statements of Operations should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2011.

The supplemental Equipment Operations (with Financial Services on the equity basis) data in these statements include CNH Global N.V.’s agricultural and construction equipment operations. The supplemental Financial Services data in these statements include CNH Global N.V.’s financial services business. Transactions between Equipment Operations and Financial Services have been eliminated to arrive at the consolidated data.

CNH GLOBAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND SUPPLEMENTAL INFORMATION

For the Year Ended December 31, 2012 and 2011

(Unaudited)

	Consolidated		Equipment Operations		Financial Services
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011	2012	2011
	(in millions, except per share data)
Revenues:
Net sales	$19,427	$18,059	$19,427	$18,059	$-	$-
Finance and interest income	1,020	1,126	148	172	1,307	1,387

	20,447	19,185	19,575	18,231	1,307	1,387

Costs and Expenses:
Cost of goods sold	15,566	14,626	15,566	14,626	-	-
Selling, general and administrative	1,810	1,843	1,535	1,442	275	401
Research, development and engineering	652	526	652	526	-	-
Restructuring	2	-	2	-	-	-
Interest expense	675	786	330	386	482	547
Interest compensation to Financial Services	-	-	298	286	-	-
Other, net	290	253	172	140	118	113

Total	18,995	18,034	18,555	17,406	875	1,061

Income before income taxes and equity in income of unconsolidated subsidiaries and affiliates	1,452	1,151	1,020	825	432	326
Income tax provision	423	343	279	230	144	113

Equity in income of unconsolidated subsidiaries and affiliates:
Financial Services	13	12	301	225	13	12
Equipment Operations	91	104	91	104	-	-

Net income	1,133	924	1,133	924	301	225
Net loss attributable to noncontrolling interests	(9)	(15)	(9)	(15)	-	-

Net income attributable to CNH Global N.V.	$1,142	$939	$1,142	$939	$301	$225

Weighted average shares outstanding - Basic:
Common Shares	29	239

Class B Common Shares	212	-

Weighted average shares outstanding - Diluted:
Common Shares	30	240

Class B Common Shares	212	-

Basic and diluted earnings per share (“EPS”) attributable to Common Shares and Class B Common Shares:
Basic EPS	$4.68	$3.92

Diluted EPS	$4.68	$3.91

Cash dividends per share
Common Shares	$10.00	$-

Class B Common Shares	$-	$-

These Condensed Consolidated Statements of Operations should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2011.

The supplemental Equipment Operations (with Financial Services on the equity basis) data in these statements include CNH Global N.V.’s agricultural and construction equipment operations. The supplemental Financial Services data in these statements include CNH Global N.V.’s financial services business. Transactions between Equipment Operations and Financial Services have been eliminated to arrive at the consolidated data.

CNH GLOBAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

AND SUPPLEMENTAL INFORMATION

As of December 31, 2012 and December 31, 2011

(Unaudited)

	Consolidated		Equipment Operations		Financial Services
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
	(in millions)
ASSETS
Cash and cash equivalents	$2,008	$2,055	$827	$1,251	$1,181	$804
Deposits in Fiat Industrial subsidiaries’ cash management system	4,232	4,116	4,005	3,980	227	136
Accounts, notes receivable and other, net	16,168	14,491	824	894	15,812	14,072
Intersegment notes receivable	-	-	2,476	1,993	554	693
Inventories	3,734	3,662	3,734	3,662	-	-
Property, plant and equipment, net	2,220	1,936	2,218	1,934	2	2
Equipment on operating leases, net	767	666	-	7	767	659
Investment in Financial Services	-	-	2,318	2,045	-	-
Investments in unconsolidated affiliates	345	506	244	423	101	83
Goodwill and other intangibles	3,069	3,084	2,909	2,926	160	158
Other assets	2,883	3,577	1,690	2,065	1,193	1,512

Total Assets	$35,426	$34,093	$21,245	$21,180	$19,997	$18,119

LIABILITIES AND EQUITY
Short-term debt	$3,797	$4,072	$361	$144	$3,436	$3,928
Accounts payable	2,821	2,952	2,932	3,219	351	199
Long-term debt, including current maturities	14,266	13,038	3,373	3,656	10,893	9,382
Intersegment debt	-	-	554	693	2,476	1,993
Accrued and other liabilities	5,908	6,107	5,392	5,545	522	571

Total Liabilities	$26,792	$26,169	$12,612	$13,257	$17,678	$16,073
Equity	8,634	7,924	8,633	7,923	2,319	2,046

Total Liabilities and Equity	$35,426	$34,093	$21,245	$21,180	$19,997	$18,119

These Condensed Consolidated Balance Sheets should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2011.

The supplemental Equipment Operations (with Financial Services on the equity basis) data in these statements include CNH Global N.V.’s agricultural and construction equipment operations. The supplemental Financial Services data in these statements include CNH Global N.V.’s financial services business. Transactions between Equipment Operations and Financial Services have been eliminated to arrive at the consolidated data.

CNH GLOBAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND SUPPLEMENTAL INFORMATION

For the Year Ended December 31, 2012 and 2011

(Unaudited)

	Consolidated		Equipment Operations		Financial Services
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011	2012	2011
	(in millions)
Operating activities:
Net income	$1,133	$924	$1,133	$924	$301	$225
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	457	426	331	311	126	115
Intersegment activity	-	-	(16)	58	16	(58)
Changes in operating assets and liabilities	(400)	(396)	(193)	(45)	(207)	(351)
Other, net	(5)	40	(276)	(151)	42	51

Net cash provided by (used in) operating activities	1,185	994	979	1,097	278	(18)

Investing activities:
Expenditures for property, plant and equipment	(556)	(408)	(556)	(408)	-	-
Expenditures for equipment on operating leases	(476)	(396)	(7)	(2)	(469)	(394)
Net additions from retail receivables	(1,261)	(455)	-	-	(1,261)	(455)
Net (deposits in) withdrawals from Fiat Industrial	(57)	(2,419)	32	(2,395)	(89)	(24)
Other, net	348	128	(35)	(79)	313	207

Net cash used in investing activities	(2,002)	(3,550)	(566)	(2,884)	(1,506)	(666)

Financing activities:
Intersegment activity	-	-	(616)	391	616	(391)
Net increase (decrease) in indebtedness	1,011	1,068	(24)	(272)	1,035	1,340
Dividends paid	(261)	-	(261)	-	(68)	(85)
Other, net	54	1	84	33	36	(32)

Net cash provided by (used in) financing activities	804	1,069	(817)	152	1,619	832

Effect of foreign exchange rate changes on cash and cash equivalents	(34)	(76)	(20)	(48)	(14)	(28)

(Decrease) Increase in cash and cash equivalents	(47)	(1,563)	(424)	(1,683)	377	120
Cash and cash equivalents, beginning of year	2,055	3,618	1,251	2,934	804	684

Cash and cash equivalents, end of year	$2,008	$2,055	$827	$1,251	$1,181	$804

These Condensed Consolidated Statements of Cash Flows should be read in conjunction with the Company’s Audited Consolidated Financial Statements and Notes for the year ended December 31, 2011.

The supplemental Equipment Operations (with Financial Services on the equity basis) data in these statements include CNH Global N.V.’s agricultural and construction equipment operations. The supplemental Financial Services data in these statements include CNH Global N.V.’s financial services business. Transactions between Equipment Operations and Financial Services have been eliminated to arrive at the consolidated data.

CNH GLOBAL N.V.

TOTAL DEBT AND NET DEBT (CASH)

For the Year Ended December 31, 2012 and the Year Ended December 31, 2011

(Unaudited)

	Consolidated		Equipment Operations		Financial Services
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
	(in millions)
Short-term debt:
With Fiat Industrial subsidiaries	$313	$325	$102	$80	$211	$245
Owed to securitization investors	3,013	2,302	-	-	3,013	2,302
Other	471	1,445	259	64	212	1,381
Intersegment	-	-	-	95	1,922	1,394

Total short-term debt	3,797	4,072	361	239	5,358	5,322

Long-term debt:
With Fiat Industrial subsidiaries	44	314	19	65	25	249
Owed to securitization investors	7,326	6,511	-	-	7,326	6,511
Other	6,896	6,213	3,354	3,591	3,542	2,622
Intersegment	-	-	554	598	554	599

Total long-term debt	14,266	13,038	3,927	4,254	11,447	9,981

Total debt:
With Fiat Industrial subsidiaries	357	639	121	145	236	494
Owed to securitization investors	10,339	8,813	-	-	10,339	8,813
Other	7,367	7,658	3,613	3,655	3,754	4,003
Intersegment	-	-	554	693	2,476	1,993

Total debt	$18,063	$17,110	$4,288	$4,493	$16,805	$15,303

Less:
Cash and cash equivalents	2,008	2,055	827	1,251	1,181	804
Deposits in Fiat Industrial subsidiaries’ cash management system	4,232	4,116	4,005	3,980	227	136
Intersegment notes receivable	-	-	2,476	1,993	554	693

Net debt (cash)	$11,823	$10,939	$(3,020)	$(2,731)	$14,843	$13,670

Note: Net Debt (Cash) is a non-GAAP financial measure. See description of non-GAAP measures contained in this release.

CNH GLOBAL N.V.

SUPPLEMENTAL SCHEDULES

For the Three Months and the Year Ended December 31, 2012 and 2011

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(in millions, except percentages)
1. Revenues and net sales:

Net sales
Agricultural equipment	$4,014	$3,695	8.6%	$15,657	$14,183	10.4%
Construction equipment	915	1,073	-14.7%	3,770	3,876	-2.7%

Total net sales	4,929	4,768	3.4%	19,427	18,059	7.6%
Financial services	327	342	-4.4%	1,307	1,387	-5.8%
Eliminations and other	(69)	(69)		(287)	(261)

Total revenues	$5,187	$5,041	2.9%	$20,447	$19,185	6.6%

2. Net sales on a constant currency basis:

Agricultural equipment net sales	$4,014	$3,695	8.6%	$15,657	$14,183	10.4%
Effect of currency translation	98		2.7%	624		4.4%

Agricultural equipment net sales on a constant currency basis	$4,112	$3,695	11.3%	$16,281	$14,183	14.8%

Construction equipment net sales	$915	$1,073	-14.7%	$3,770	$3,876	-2.7%
Effect of currency translation	30		2.8%	186		4.8%

Construction equipment net sales on a constant currency basis	$945	$1,073	-11.9%	$3,956	$3,876	2.1%

Total Equipment Operations net sales on a constant currency basis	$5,057	$4,768	6.1%	$20,237	$18,059	12.1%

Note: Net sales on a constant currency basis is a non-GAAP financial measure. See description of non-GAAP measures contained in this release.

CNH GLOBAL N.V.

SUPPLEMENTAL SCHEDULES

For the Three Months and the Year Ended December 31, 2012 and 2011

(Unaudited)

3. Equipment Operations gross and operating profit and margin:

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	(in millions, except percentages)
Net sales	$4,929	100.0%	$4,768	100.0%	$19,427	100.0%	$18,059	100.0%
Less:
Cost of goods sold	4,024	81.6%	3,951	82.9%	15,566	80.1%	14,626	81.0%

Equipment Operations gross profit	$905	18.4%	$817	17.1%	$3,861	19.9%	$3,433	19.0%
Less:
Selling, general and administrative	444	9.0%	425	8.9%	1,535	7.9%	1,442	8.0%
Research and development	181	3.7%	154	3.2%	652	3.4%	526	2.9%

Equipment Operations operating profit	$280	5.7%	$238	5.0%	$1,674	8.6%	$1,465	8.1%

Gross profit and margin:
Agricultural equipment	$803	20.0%	$685	18.5%	$3,359	21.5%	$2,904	20.5%
Construction equipment	102	11.1%	132	12.3%	502	13.3%	529	13.6%

Equipment Operations gross profit	$905	18.4%	$817	17.1%	$3,861	19.9%	$3,433	19.0%

Operating profit and margin:
Agricultural equipment	$322	8.0%	$241	6.5%	$1,680	10.7%	$1,410	9.9%
Construction equipment	(42)	-4.6%	(3)	-0.3%	(6)	-0.2%	55	1.4%

Equipment Operations operating profit	$280	5.7%	$238	5.0%	$1,674	8.6%	$1,465	8.1%

CNH GLOBAL N.V.

SUPPLEMENTAL SCHEDULES

For the Three Months and the Year Ended December 31, 2012 and 2011

(Unaudited)

4. Net income and diluted earnings per share before restructuring and exceptional items:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions, except per share data)
Net income attributable to CNH	$195	$193	$1,142	$939

Restructuring, net of tax	-	1	1	-
Exceptional item:
Loss on sale of business	35	-	35	-
(Gain) on purchase of business, net of tax	-	(5)	-	(21)

Net income before restructuring and exceptional items	$230	$189	$1,178	$918

Weighted average shares outstanding - Diluted:
Common Shares	31	241	30	240
Class B Common Shares	212	-	212	-

Diluted EPS before restructuring and exceptional items for Common Shares and Class B Common Shares	$0.92	$0.79	$4.83	$3.82

5. Equipment Operations cash (used) by working capital:

	Balance as of December 31, 2011	Effect of Foreign Currency Translation	Non-Cash Transactions	Balance as of December 31, 2012	Cash generated (used) by Working Capital
	(in millions)
Accounts, notes receivable and other – net – Total	$894	$45	$(88)	$824	$113
Inventories	3,662	19	49	3,734	(140)
Accounts payable - Total	(3,219)	15	-	(2,932)	(302)

Working Capital	$1,337	$79	$(39)	$1,626	$(329)

Note: Working Capital is a non-GAAP financial measure. See description of non-GAAP measures contained in this release.

2012 Fourth Quarter and Full Year Financial Results January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Management Participants
Richard Tobin
President and Chief Executive Officer
Pablo Di Si
Chief Financial Officer
Andrea Paulis
Treasurer
Manfred Markevitch
Head of Investor Relations
2

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Forward Looking Statement
3
This presentation  includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E
of the Securities Exchange Act of 1934. All statements other than statements of historical fact contained in this presentation, including statements regarding our: competitive strengths; business strategy; future financial position or operating results; budgets; projections with respect to revenue, income, earnings (or loss) per share, capital expenditures, dividends, capital structure or other financial items; costs; and plans and objectives of management regarding operations and products, are forward-looking statements. These statements may include terminology such as “may,” “will,”
“expect,” “could,” “should,” “intend,” “estimate,” “anticipate,” “believe,” “outlook,” “continue,” “remain,” “on track,” “design,” “target,” “objective,” “goal,”
or similar terminology.
Our outlook is largely based on our interpretation of what we consider to be relevant economic assumptions and involves risks and uncertainties that could cause actual results to differ (possibly materially) from such forward-looking statements. Macro-economic factors including monetary policy, interest rates, currency exchange rates, inflation, deflation, credit availability and the intervention by governments and non-governmental organizations in an attempt to influence such factors can have a material impact on our customers and the demand for our goods. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to, among other things, credit availability, interest rates and government spending. Some of the other significant factors that may affect our results include general economic and capital market conditions, the cyclical nature of our businesses, customer buying patterns and preferences, the impact of changes in geographical sales mix and product sales mix, foreign currency exchange rate movements, our hedging practices, investment returns, our and our customers’ access to credit, restrictive covenants in our debt agreements, actions by rating agencies concerning the ratings on our debt and asset-backed securities and the credit ratings of Fiat Industrial, risks related to our relationship with Fiat Industrial, the effect of the demerger transaction consummated by Fiat pursuant to which CNH was separated from Fiat’s automotive business and became a subsidiary of Fiat
Industrial, our ability to consummate the pending business combination transaction with Fiat Industrial and to realize the anticipated benefits of such transaction, political uncertainty and civil unrest or war in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including those related to tax, healthcare, retiree benefits, government subsidies, engine emissions, and international trade regulations), the results of legal proceedings, technological difficulties, results of our research and development activities, changes in environmental laws, employee and labor relations, pension and health care costs, relations with and the financial strength of dealers, the cost and availability of supplies, raw material costs and availability, energy prices, real estate values, animal diseases, crop pests, harvest yields, government farm programs, consumer confidence, housing starts and construction activity, concerns related to modified organisms and fuel and fertilizer costs, and the growth of non-food uses for some crops (including ethanol and biodiesel production). Additionally, our achievement of the anticipated benefits of our margin improvement initiatives depends upon, among other things, industry volumes as well as our ability to effectively rationalize our operations and to execute our brand strategy. Further information concerning factors that could significantly affect expected results is included in our annual report on Form 20-F for the year ended
December 31, 2011.
Furthermore, in light of ongoing difficult macroeconomic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast our results and any estimates or forecasts of particular periods that we provide are uncertain. We can give no assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements.

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
2012 Highlights
4
Equipment Operations Operating Profit of $280 million, an increase of 18% in the fourth quarter and of $1.7 billion, an increase of 14% for the full year
Fourth Quarter Operating Margin at 5.7%
Full Year Operating Margin at 8.6%
Equipment Operations full year operating cash flow of $979 million and net cash position increased by $289 million to $3.0 billion at the end of 2012
Net income before restructuring and exceptional items of $230 million in the fourth quarter
(+22%) and of $1.2 billion (+28%) for the full year
EPS attributable to Common Shares and Class B Common Shares Q4 2012 FY 2012
Diluted EPS: $0.78/share $4.68/share
Diluted EPS before restructuring and exceptional items : $0.92/share $4.83/share
Net Sales increase of 3% (6% cc basis) to $4.9 billion in the fourth quarter and up 8% (12% cc basis) to $ 19.4 billion for the full year
— Agricultural equipment:
— Construction equipment:
+9%
(+11%
constant currency basis) in the fourth quarter
+10%
(+15%
constant currency basis) for the full year
-15%
(-12%
constant currency basis) in the fourth quarter
-3%
(+2%
constant currency basis) for the full year

Financial Highlights – Full Year
5
*  See Appendix for Definition and U.S. GAAP Reconciliation
U.S. GAAP, US$ in mils. - Except per share data and percentages
Percent
12/31/12 12/31/11 Change
Net Sales of Equipment 19,427 $    18,059 $    8%
Equipment Operations Operating Profit * 1,674 $      1,465 $      14%
Financial Services Net Income 301 $         225 $         34%
Net Income Before Restructuring and Exceptional Items * 1,178 $      918 $         28%
Diluted EPS Before Restructuring and Exceptional Items * 4.83 $        3.82 $        26%
Equipment Operations Operating Cash Flow 979 $         1,097 $      (11)%
Equipment Operations Net (Cash) * (3,020) $     (2,731) $     11%
Year-to-Date
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Net Sales by Geographic Region*
– Full Year
6
*  See Appendix for Geographic Information
(U.S. GAAP, US$ in mils.)
+14%
+10%
+14%
+7%
+12%
Net Sales
Change Y-o-Y
@ const. currency
$6,092
$5,279
$6,017
$7,514
$8,581
$7,760
$4,608
$4,348
$5,810
$6,038
$2,340
$1,695
$2,678
$2,906
$2,912
$1,174
$1,201
$1,431
$1,829
$1,896
$17,366
$12,783
$14,474
$18,059
$19,427
$0
$5,000
$10,000
$15,000
$20,000
2008 2009 2010 2011 2012
North America EAME & CIS Latin America
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
APAC

Net Sales Growth Composition
– Full Year
7
(U.S. GAAP, US$ in mils.)
•
Organic Growth: 12.1% organic growth driven by a 14.8% growth in all reporting regions in the agricultural segment and a 2%
growth in construction equipment driven by growth in the Americas
14,183
16,281
15,657
3,876
3,956
3,770
$18,059
+12.1%
$20,237
(4.0%)
$19,427
$2,178
($810)
FY 2011 Organic Growth FY 2012 @ constant
currency
FX impact FY 2012 as reported
Agriculture Equipment Construction Equipment
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Translation Impact on Net Sales
8
(US$ in millions)
Stronger
Foreign Currency
vs.USD by 10%
FY '12
Average FX
Weaker
Foreign Currency
vs.USD by 10%
USD/EUR 1.4133 1.2848 1.1563
Net Sales Impact 316 - (316)
BRL/USD 1.7569 1.9521 2.1473
Net Sales Impact 227 - (227)
Sensitivity Analysis - FY 2012 Net Sales Impact
FY '12 Average FX: Exchange rate used to prepare CNH FY '12 Income Statement
Dec-12 Dec-11 Dec-12 Dec-11 Dec-12 Dec-11
Eurozone EUR 1.3194 1.2939 1.2848 1.3920 1.2974 1.3480
Brazil BRL 2.0491 1.8671 1.9521 1.6714 2.0582 1.7986
Canada CAD 0.9957 1.0213 0.9996 0.9886 0.9910 1.0227
United Kingdom GBP 1.6167 1.5490 1.5845 1.6038 1.6064 1.5724
Australia AUD 1.0379 1.0170 1.0355 1.0323 1.0392 1.0125
Exchange rate against USD
Balance sheet
End of period Rates YTD Average Rates
Income Statement
QTD Average Rates
USD
51%
EUR
14%
BRL
12%
CAD
8%
GBP
3%
AUD
5%
Other
7%
FY 2012 Net Sales by Currency
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Equipment Operations
Operating Profit* Evolution – Full Year
9
*  See Appendix for Definition and U.S. GAAP Reconciliation
(U.S. GAAP, US$ in mils.)
•
Increased volume for both AG and CE equipment
•
Better mix, positive pricing, and efficient purchasing for both AG and CE
•
R&D spending continues to be at elevated levels as CNH is investing in new products and engine emissions compliance programs
•
Other includes adverse currency impact, mainly related to the USD against the euro and the Brazilian real
$1,465
$1,674
($170)
($162)
($150)
($143)
$330
$504
FY '11 Volume &
Mix
Net Pricing Production
Cost
SG&A R&D Other FY '12
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Equipment Operations
Change in Net Debt (Cash)* – Full Year
10
(U.S. GAAP, US$ in mils.)
12/31/12 12/31/11
Net Income 1,133 $     924 $
Depreciation & Amortization 331          311
Accounts Receivable 113          (13)
Inventories (140)         (849)
Accounts Payable (302)         673
Cash Change in Working Capital ** (329)         (189)
Other (156)         51
Net Cash From Operating Activities 979          1,097
Net Cash From Investing Activities *** (598)         (489)
All Other, Including FX Impact for the Period (92)           (72)
Increase in Net (Cash) 289 $        536 $
Full Year
* See Appendix for Definition and U.S. GAAP Reconciliation
** Net change in receivables, inventories and payables including inter-segment receivables and payables
*** Excluding Net (Deposits In) Withdrawals from Fiat Industrial Cash Management System, as they are part of Net Debt (Cash)
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Inventory Reductions
(In Units of Equipment)
11
Fourth quarter underproduction vs. retail 19% Fourth quarter underproduction vs. retail 21%
* Excluding Joint Ventures
Source: CNH Internal Data
Agricultural Equipment
(Major Equipment)
Construction Equipment
(Light & Heavy)
Company Inventory Dealer Inventory
CNH Retail Sales* CNH Production*
Company Inventory Dealer Inventory
CNH Retail Sales* CNH Production*
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Full Year 2012 CAPEX $556 million
12
35%
26%
20%
19%
CAPEX by Category
New Products & Tier 4 Core Industrial Capacity Expansion
Maintenance & Other Strategic Long Term Investment
39%
25%
24%
12%
CAPEX by Region
North America Europe Latin America Rest of World

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013 Market Outlook 13

Industry Drivers: AG and CE Equipment
– IHS Global Insight

Source: IHS Global Insight October 2012
Corn 163 277 285 2.9% 323 13.4% 220 237
Soybeans 365 483 502 3.9% 569 13.4% 436 433
Wheat 213 270 287 6.2% 335 16.8% 312 297
IHS Global Insight 80.4 117.9 121.3 2.9% 114.1 -5.9% 107.5 106.8
USDA - Aug. 2012 80.4 117.9 114.0 -3.3% -100.0%
Housing Starts - Thousand Units 586 612 774 26.5% 970 25.3% 1,281 1,612
Construction Spending - USD billion 708 $       735 $    830 $    13.0% 904 $    9.0% 1,054 $    1,246 $
World 4.0% 2.7% 2.3% 2.2% 3.2% 3.7%
North America 2.5% 1.9% 2.1% 1.9% 2.8% 3.3%
Europe 2.3% 1.8% 0.0% 0.3% 1.2% 2.1%
Former Soviet Union 4.7% 5.0% 3.7% 3.7% 4.1% 4.3%
Asia less Japan 8.4% 6.5% 5.4% 5.7% 6.4% 6.7%
Latin America 6.3% 4.5% 2.9% 3.8% 4.3% 4.1%
6.88 6.96 7.04 1.1% 7.11 1.1% 7.19 7.27
World Population - billion
Global Commodity Prices - USD/metric ton
Net Farm Income - USD billion
U.S. Construction Activity
Gross Domestic Product Growth - YoY % Change
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
2015 F 2014 F YoY 2013 F YoY
2012 Est.
2010 2011

CNH Units Volume* Full Year
Agricultural and Construction Equipment

*  See Appendix for Geographic Information
CNH Internal Elaboration - Preliminary Results
Combines
Tractors
Light
Heavy
Industry CNH Industry CNH
(change vs. prior year) (performance relative to mkt) (change vs. prior year) (performance relative to mkt)
WW Flat WW 8%
NA 9% NA 29%
  <40hp 8% EAME & CIS 1%
  40+hp 10% LA 2%
EAME & CIS (3%) APAC (1%)
LA 4%
APAC (2%)
WW 3% WW (18%)
NA (1%) NA 24%
EAME & CIS 9% EAME & CIS 5%
LA 3% LA (6%)
APAC (19%) APAC (32%)
WW AG Flat WW CE (6%)
FY '12 FY '12
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Industry Units Volume* Full Year Outlook
Agricultural and Construction Equipment

*  See Appendix for Geographic Information
CNH Internal Elaboration - Preliminary Results
FY '13 FY '13
Industry Industry
(change vs. prior year) (change vs. prior year)
WW 0-5% WW 0-5%
NA 0-5% NA (0-5%)
  <40hp 0-5% EAME & CIS (0-5%)
  40+hp Flat LA 5-10%
EAME & CIS ~(5%) APAC 5-10%
LA ~+10%
APAC 0-5%
WW 0-5% WW 0-5%
NA Flat NA (0-5%)
EAME & CIS (0-5%) EAME & CIS Flat
LA 15-20% LA 5-10%
APAC 15-20% APAC ~+5%
WW AG 0-5% WW CE 0-5%

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
CNH Agricultural & Construction Equipment
Main product launches

Main New Equipment Launches Main Product Awards
WX 8 Series wheeled excavators in Europe
B Series PRO wheeled excavators in Europe
SR crawler excavators (C Series) E140C
SR, E230C SR and E260C SR in Europe
Blade runner E160C BR crawler excavator in
Europe
T3F compact tractors and TI3 and TI4 equal
sized wheel tractors, in Europe
CR 5080 and CR 6080 rotary combines and
locally manufactured  T7 tractors, in Latin
America
13 AE50 innovation awards from the
American Society of Agricultural and
Biological Engineers including the New
Holland T8 and T9 tractors, the Case IH
Steiger 600 tractor and the new Axial-Flow
combine cab
New Holland BigBaler
SIMA Silver Innovation Medal
Case Construction Grader 865B VHP
Top 100 products in 2012 by US Construction
Equipment magazine
Case Construction Wheel loader 621F
Top 25 products in 2012 by US Better Roads
magazine
EIMA Tractor of the Year 2013 Best of
Specialized award for the New Holland
T4060F
Farmall U Pro all-purpose tractor, with Tier
4A/Stage IIIB compliant engine and new
cab with increased visibility, in Europe

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
CNH Agricultural Equipment
Update on geographical expansion

• Harbin – North East
• New plant will be producing high horsepower tractors, combine harvesters and other machinery featuring advanced technology
• R&D Building: ready Q2 2013
• Manufacturing facility:  to be completed in Q1 2014
• Production to start mid 2014
• Urumuqui – North West
• New facility dedicated to the assembly of cotton pickers and parts & service center
• Manufacturing facility ready
• Production to start in mid 2013
• Guangzhou – South East
• New facility dedicated to the assembly of sugar cane
harvesters and parts & service center
• Plant refurbishment to be completed in Q2 2013
China: New Manufacturing Facilities
• Cordoba
• Assembly of Class 8/9 Combines, and Specialty Tractors
• Physical plant work completed; fully operational in Q2 2013
Argentina: New Industrial Project
• Greater Noida
• Plant’s extension to manufacture new AG product lines and
components, with production capacity increase
• Development of New Medium family of transmission and Tier 4 engine to achieve future emission regulations
• Pune, Maharashtra
• Manufacturing facility for Harvesting equipment production to be completed in the next 2 years
India : New Industrial Project

CNH Agricultural Equipment
Product Introduction Plan

Significant investment focused on new model launches to complete and strengthen product range
Tractors Harvesting EU & NA
Hay & Forage
New models
Product actions
Major upgrade Repowering New models
Product actions
Major upgrade Repowering
Segment
2012 2013 2014 2015
4WD
220+ HP
100–200 HP
55–115 HP
15–55 HP
’12   ‘13-’15
New models 8 19
Upgrade 9 22
Repowering 2 15
Segment
2012 2013 2014 2015
Combine
CLASS 7, 8, 9
Combine
CLASS 4, 5, 6
Combine
headers
Grape
harvester
’12    ‘13-’15
New models 4 35
Upgrade 2 12
Repowering 2 12
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Construction Equipment
Product Introduction Plan

Light Equipment + Excavators Heavy Equipment
Platforms 2012 2013 2014
Tractor
Loader
Backhoe
Platforms
Wheel
Loader
Dozer
Grader
2013
Skid Steer
Loader
Crawler
Excavator
Wheel
Excavator
Compactor
2014 2012
’12A ‘13-’15
New models 3 5
Upgrade 2 5
Repowering 4 10
’12A ‘13-’15
New models 0 3
Upgrade 1 7
Repowering 2 8
New models
Product actions
Major upgrade Repowering New models
Product actions
Major upgrade Repowering
2015
2015
Mini
Excavator
Telescopic
Handler
Crawler
Excavator
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Final Remarks
• New product launch timetables and T4B compliance programs
• Strategic investments in Argentina, China, and India
• Maintaining industrial flexibility to meet geographic market demand changes
• Completion of announced merger related activities
• New CNH Capital LLC unsecured Bond: $750 million, 3 Years, 3,875% coupon.
• Continued access to the US ABS market with a $677 million retail ABS (4th CNH public ABS in 2012) priced at a
AAA blended spread of 22bps over benchmark.
• Renewal of two maturing ABCP facilities in Canada: C$500 million retail warehouse and C$586 million wholesale
VFN, both with an extended tenor of 2 Years.
• Renewal of all other maturing facilities for CNH Capital LLC.
• Renewal of the maturing $300 million “US-Exim” facility
• Revenues up ~5%
• Operating Margin between 8.5% and 9.0%

Execution priorities for 2013
Main funding transactions for CNH Capital LLC in Q4 2012
Main Funding Transactions for CNH Equipment Operations
2013 CNH US GAAP Earnings Outlook

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
For Further Information
Please Contact Investor Relations:
Manfred Markevitch Head of Investor Relations
Federico Catasta
Case New Holland Inc.
6900 Veterans Boulevard
Burr Ridge, Illinois  60527
USA
Tel: +1-630-887-3745
Fax: +1-630-887-3890
E-mail: wwinvestorrelations@cnh.com
Website: www.cnh.com

Appendix

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013 Financial Data – Fourth Quarter 24

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
*  See Appendix for Definition and U.S. GAAP Reconciliation

U.S. GAAP, US$ in mils. - Except per share data and percentages
Percent
12/31/12 12/31/11 Change
Net Sales of Equipment 4,929 $      4,768 $      3%
Equipment Operations Operating Profit * 280 $         238 $         18%
Financial Services Net Income 79 $          66 $          20%
Net Income Before Restructuring and Exceptional Items * 230 $         189 $         22%
Diluted EPS Before Restructuring and Exceptional Items * 0.92 $        0.79 $        16%
Equipment Operations Operating Cash Flow 529 $         707 $         (25)%
Equipment Operations Net (Cash) * (3,020) $     (2,731) $     11%
Quarter Ended
Financial Highlights – Fourth Quarter

Net Sales by Geographic Region*
– Fourth Quarter

*  See Appendix for Geographic Information
(U.S. GAAP, US$ in mils.)
+5%
+2%
+20%
+2%
+6%
Net Sales
Change Y-o-Y
@ const. currency
$1,444
$1,164
$1,467
$1,989
$2,093
$1,494
$1,129
$1,202
$1,515
$1,516
$426
$620
$748
$819
$872
$298
$300
$342
$445
$448
$3,662
$3,213
$3,759
$4,768
$4,929
$0
$1,000
$2,000
$3,000
$4,000
$5,000
$6,000
2008 2009 2010 2011 2012
North America EAME & CIS Latin America APAC
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Net Sales Growth Composition
– Fourth Quarter

(U.S. GAAP, US$ in mils.)
3,695
4,112
4,014
1,073
945
915
$4,768
+6.1%
$5,057
(2.5%)
$4,929
$289
($128)
Q4 '11 Organic Growth Q4 '12 @ constant
currency
FX impact Q4 '12 as reported
Agriculture Equipment Construction Equipment

Equipment Operations
Operating Profit* Evolution – Fourth Quarter

*  See Appendix for Definition and U.S. GAAP Reconciliation
(U.S. GAAP, US$ in mils.)
$238
$280
($31)
($37)
($33)
$19
$123
$1
Q4 '11 Volume &
Mix
Net Pricing Production
Cost
SG&A R&D Other Q4 '12
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013 Geographic Information and Market Share/Position Data 29

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Definitions

Geographic Areas as Defined by CNH are:
North America – United States, Canada, and Mexico
Europe Africa Middle East & Commonwealth of Independent States (EAME & CIS) – 27 EU countries, 10 CIS countries,
Balkans, African continent, and Middle East
Latin America – Central and South America, and the Caribbean Islands
Asia Pacific (APAC) – Continental Asia, and Oceania
Market Share / Market Position Data
Certain industry and market share information in this report has been presented on a worldwide basis which includes all countries.
In this report, management estimates of market share information are generally based on retail unit data in North America, on registrations of equipment in most of Europe, Brazil, and various APAC markets, and on retail and shipment unit data collected by a central information bureau appointed by equipment manufacturers associations, including the Association of Equipment
Manufacturers’ in North America, the Committee for European Construction Equipment in Europe, the ANFAVEA in Brazil, the
Japan Construction Equipment Manufacturers Association, and the Korea Construction Equipment Manufacturers Association,
as well as on other shipment data collected by an independent service bureau.
Not all agricultural or construction equipment is registered, and registration data may thus underestimate, perhaps substantially, actual retail industry unit sales demand, particularly for local manufacturers in China, Southeast Asia, Eastern Europe, Russia,
Turkey, Brazil, and any country where local shipments are not reported.
In addition, there may also be a period of time between the shipment, delivery, sale and/or registration of a unit, which must be estimated, in making any adjustments to the shipment, delivery, sale, or registration data to determine our estimates of retail unit data in any period.

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
CNH Agricultural & Construction Equipment
– Net Sales Change Details*

*  See Appendix for Geographic Information
(U.S. GAAP, US$ in mils.)
% Change
vs 2011
of which
Currency
% Change
vs 2011
of which
Currency
North America 5% 1% 14% -
AG 9 1 15 -
CE (9) - 11 -
EAME & CIS -
(2)%
4%
(6)%
AG 5 (2) 7 (6)
CE (22) (2) (11) (5)
Latin America 6%
(13)%
-
(14)%
AG 12 (15) 6 (15)
CE (6) (10) (9) (11)
APAC 1%
(1)%
4%
(3)%
AG 15 - 10 (3)
CE (36) (2) (16) (3)
World 3%
(3)%
8%
(4)%
AG 9 (3) 10 (4)
CE (15) (3) (3) (5)
Fourth Quarter 2012 Full Year 2012

Credit Lines and Total Debt
The following table summarizes CNH credit lines and total debt:

(U.S. GAAP, US$ in mils.)
Line Available Line Available
Consol. Eq.Op. FS Consol. Consol. Eq.Op. FS Consol.
Committed Lines with Third Parties 1,024       540          415       125          484       997       897         775       122         100
BNDES Subsidized Financing 1,100       1,069       -        1,069       31         987       896         -        896         91
Assets-Backed Facilities 4,812       3,488       -        3,488       1,324    4,271    2,663      -        2,663      1,608
Uncommitted Lines
with Third Parties 2,048       1,313       44         1,269       735       1,813    1,332      58         1,274      481
with Fiat Industrial 1,955       220          7           213          1,735    2,564    192         7           185         2,372
Total Credit Lines 10,939 6,630 466 6,164 4,309 10,632 5,980 840 5,140 4,652
of which with or guaranteed by Fiat Industrial 2,785      1,050      7           1,043      1,735    3,474    1,088     7           1,081     2,386
Bonds 4,081       2,831    1,250       3,308      2,808    500
Third Party Loans 7,215       323       6,892       7,375      14         7,361
Fiat Industrial Loans 137          114       23            447         138       309
Intersegment Loans -          554       2,476       -         693       1,993
Total Notes and Loans 11,433   3,822   10,641   11,130 3,653   10,163
Total Debt 18,063   4,288   16,805   17,110 4,493   15,303
December 31, 2011
Drawn
December 31, 2012
Drawn
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Equipment Operations
Debt Maturity Schedule

* Bonds are reported net of any premium/discount, and swap adjustments.
(U.S. GAAP, US$ in mils.)
Equipment Operations Outstanding
Dec-12 2013 2014 2015 2016 2017 Beyond
Third Parties 782 $          535 $     126 $     66 $       40 $       15 $       - $
Bonds * 2,831            999          -          -          258          1,574       -
Fiat Industrial 121               102          3              3              3              3              7
Intersegment 554               -          -          -          -          -          554
Total Maturities 4,288 $        1,636 $  129 $     69 $        301 $     1,592 $  561 $
Maturities
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013 Non-GAAP Measures 34

Non-GAAP Measures
Non-GAAP measures include:
•
•
•

Net Income Before Restructuring and Exceptional Items
Operating Profit
Net Debt (Cash)
CNH utilizes various figures that are “Non-GAAP Financial Measures” as this term is defined under
Regulation G as promulgated by the SEC. In accordance with Regulation G, CNH has detailed either the computation of these financial measures from multiple U.S. GAAP figures or reconciled these non-GAAP financial measures to the most relevant U.S. GAAP equivalent in the accompanying tables in this presentation. Some of these measures do not have standardized meanings and investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. CNH’s management believes these non-GAAP measures provide useful supplementary information to investors in order that they may evaluate
CNH’s financial performance using the same measures used by our management. These non-
GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with U.S. GAAP.
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

Net Income Before Restructuring and
Exceptional Items

CNH defines net income before restructuring and exceptional items as net income attributable to CNH, less restructuring charges and exceptional items, after tax. Exceptional items include charges or income that may mask underlying operating results. We believe that net income before restructuring and exceptional items is a useful figure for measuring the performance of our operations.
(U.S. GAAP, US$ in mils., except per share data)
2012 2011 2012 2011
Net income attributable to CNH 195 $           193 $        1,142 $       939 $
Restructuring, after tax:
Restructuring - - 2 -
Tax benefit - 1 (1) -
Restructuring, after tax - 1 1 -
Exceptional items:
Loss on sale of business 35 - 35 -
(Gain) on purchase of business, net of tax - (5) - (21)
Net Income before restructuring and exceptional items 230 $           189 $        1,178 $       918 $
Common Shares 31 241 30 240
Class B Common Shares 212 - 212 -
Diluted earnings per share before restructuring and
exceptional items for Common Shares and Class B
Common Shares
0.92 $         0.79 $       4.83 $         3.82 $
Fourth Quarter Full Year
CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Weighted average common  shares outstanding - diluted

Equipment Operations Operating Profit

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
(U.S. GAAP, US$ in mils.)
2012
% of
Net Sales
2011
% of
Net Sales
2012
% of
Net Sales
2011
% of
Net Sales
Net sales 4,929 $ 4,768 $ 19,427 $ 18,059 $
Less:
Cost of goods sold 4,024 3,951 15,566 14,626
Gross Profit 905 18.4% 817 17.1% 3,861 19.9% 3,433 19.0%
Less:
Selling, general and administrative 444 425 1,535 1,442
Research and development 181 154 652 526
Operating Profit 280 $   5.7% 238 $    5.0% 1,674 $  8.6% 1,465 $  8.1%
Agricultural Equipment 322 $   8.0% 241 $    6.5% 1,680 $  10.7% 1,410 $  9.9%
Construction Equipment (42) $    (4.6)% (3) $       (0.3)% (6) $        (0.2)% 55 $        1.4%
Fourth Quarter Full Year
CNH defines Equipment Operations Gross Profit as net sales of equipment less cost of goods sold. CNH defines
Equipment Operations Operating Profit as Gross Profit less selling, general and administrative and research and development costs.  Operating Margin is Operating Profit expressed as a percentage of net sales of equipment.
The following table summarizes the computation of Equipment Operations Gross and Operating Profit for all
periods presented:
U.S. GAAP Operating Profit by Segment

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013
Equipment Operations IFRS to GAAP
Analysis

The following summarizes trading profit, as reported to Fiat Industrial under IFRS, by segment:
(US$ in mils.)
2012 2011 2012 2011
Trading Profit Under IFRS
Agricultural Equipment 298 $       210 $       1,625 $    1,264 $
Construction Equipment (52) (12) (37) 27
Financial Services 101 100 424 315
Trading Profit Under IFRS 347 298 2,012 1,606
The following reconciles trading profit to operating profit under U.S. GAAP:
Equipment Operations Trading Profit Under IFRS 246 $       198 $       1,588 $    1,291 $
Accounting for Benefit Plans (9) (8) (35) (31)
Intangible Asset Amortization,
Primarily Development Costs (56) (45) (231) (138)
IFRS Reclassifications * 55 55 230 213
Other Adjustments (39) (2) (50) (10)
Total Adjustments (49) - (86) 34
Plus: U.S. GAAP "Other, net" 83 40 172 140
U.S. GAAP Operating Profit 280 $       238 $       1,674 $    1,465 $
Fourth Quarter Full Year
*
The net reclassification of interest compensation to Financial Services to cost of goods sold and the interest component of unfunded benefit plans to interest expense

CNH Global N.V. Fourth Quarter and Full Year 2012 Conference Call – January 31, 2013

31-Dec-12 31-Dec-11 31-Dec-12 31-Dec-11 31-Dec-12 31-Dec-11
With Fiat Industrial subsidiaries 313 $           325 $            102 $           80 $              211 $           245 $
Owed to securitization investors 3,013 2,302 - - 3,013 2,302
Other 471 1,445 259 64 212 1,381
Intersegment - - - 95 1,922 1,394
Total short-term debt 3,797 $        4,072 $        361 $           239 $            5,358 $        5,322 $
With Fiat Industrial subsidiaries 44 $             314 $            19 $             65 $              25 $             249 $
Owed to securitization investors 7,326 6,511 - - 7,326 6,511
Other 6,896 6,213 3,354 3,591 3,542 2,622
Intersegment - - 554 598 554 599
Total long-term debt 14,266 $     13,038 $      3,927 $        4,254 $        11,447 $     9,981 $
With Fiat Industrial subsidiaries 357 $           639 $            121 $           145 $            236 $           494 $
Owed to securitization investors 10,339 8,813 - - 10,339 8,813
Other 7,367 7,658 3,613 3,655 3,754 4,003
Intersegment - - 554 693 2,476 1,993
Total debt 18,063 $     17,110 $      4,288 $        4,493 $        16,805 $     15,303 $
Cash and cash equivalents 2,008 $        2,055 $        827 $           1,251 $        1,181 $        804 $
Deposits in cash management systems
With Fiat Industrial subsidiaries 4,232 4,116 4,005 3,980 227 136
Intersegment notes receivable - - 2,476 1,993 554 693
Net debt (cash) 11,823 $     10,939 $      (3,020) $      (2,731) $      14,843 $     13,670 $
Net debt (cash) Excl. Special Dividend payment 11,563 $     10,939 $      (3,280) $      (2,731) $      14,843 $     13,670 $
Less:
Consolidated Equipment Operations Financial Services
(US$ in millions)
Short-term debt:
Long-term debt:
Total debt:
The following table sets forth total debt and “Net Debt (Cash)” - total debt (including intersegment debt)
less cash and cash equivalents, deposits in Fiat Industrial subsidiaries cash management systems and intersegment notes receivable - as of December 31, 2012 and 2011:
Net Debt

End